Exhibit 99.1 NEWS RELEASE

February 12, 2020
Noble Midstream Partners Reports Fourth Quarter and Full Year 2019 Results
Provides Updated 2020 Guidance Highlighting Improved Capital Efficiency

Houston, Texas - Noble Midstream Partners LP (NASDAQ: NBLX) (Noble Midstream or the Partnership) today reported fourth quarter and full year 2019 financial and operational results. The Partnership’s results are consolidated to include the non-controlling interests in the Partnership’s development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy) as well as Greenfield Midstream, LLC’s (Greenfield Midstream) 45.6% ownership of Black Diamond Gathering, LLC (Black Diamond Gathering).
Certain results are shown as “attributable to the Partnership,” which exclude the aforementioned non-controlling interests retained by Noble Energy and Greenfield Midstream. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit. Due to the acquisition of the remaining DevCo interests during the quarter, results to the Partnership include 45 days of the Partnership's previous ownership in the acquired DevCos, including 25% ownership in Green River DevCo and San Juan River DevCo and 40% ownership in Blanco River DevCo.
Fourth-Quarter, Full-Year 2019 and Recent Highlights

•	Invested $48 million in fourth-quarter 2019, well below the low end of guidance of $60 to $70 million

•	Executed a $149 million net capital program in 2019 with material well-connect savings

•
Achieved record gross oil and gas gathering throughput of 355 thousand barrels of oil and gas equivalent per day (MBoe/d) and 219 thousand barrels of produced water per day (Mbw/d), in fourth-quarter 2019; increased gross annual combined gathering and sales volumes for oil, gas and produced water more than 40%

•	Generated $51 million in net income or $39 million attributable to the Partnership, and $95 million of Gross EBITDA[1] or $73 million of Adjusted Net EBITDA[1] attributable to the Partnership

•	Completed the simplification transaction, which eliminated the General Partner's Incentive Distribution Rights

1 Adjusted EBITDA and DCF are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

•	Acquired substantially all the remaining DevCo interests from Noble Energy, increasing the Partnership's exposure to high margin growth opportunities in the DJ and Delaware Basins

•	Exercised accordion feature of the Partnership's unsecured revolving credit facility and ended 2019 with $568 million in liquidity

2020 Investment Program and Guidance Highlights

•	$190 to $230 million in 2020 net organic Capital Expenditures, approximately 25% below original 2020 guidance provided in November 2019

•	348 to 377 MBoe/d of oil and gas gathering volumes, an annual increase of 13% at the midpoint in 2020

•	185 to 205 Mbw/d of produced water volumes, adjusted lower from previous guidance to account for the sale of certain water assets

•	$500 million to $540 million in Adjusted EBITDA attributable to the Partnership, updated to reflect most recent customer plans and partnership forecasts

•	$325 million to $355 million of Distributable Cash Flow[1] (DCF) with coverage ratio of 1.2x to 1.4x

•	Acquired 20% ownership of the Saddlehorn Pipeline in the DJ Basin through Black Diamond joint venture, effective February 1, 2020

“2019 marked an impressive year for Noble Midstream, whereby we continued to grow the core business, progressed our equity method investments and positioned the partnership for success into the next decade through the elimination of the Incentive Distribution Rights and acquisition of the remaining DevCo interests. Our performance in 2019 showcases our ability to enhance cost efficiencies and create sustainable unitholder value in 2020. We have the talent in place and portfolio to grow the business efficiently and set ourselves on a path to generate free cash flow longer term.” stated Brent J. Smolik, Chief Executive Officer of the general partner of Noble Midstream.

1 Adjusted EBITDA and DCF are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

Strong Throughput Enabled Record Quarterly Gathering
During the fourth quarter, Noble Midstream achieved record oil and gas volumes of 355 MBoe/d from its core gathering business, up 11% sequentially and above the top end of guidance. Produced water gathering throughput was up 22% sequentially and came in above the top end of guidance. Fresh water delivered in fourth-quarter 2019 averaged 126 MBw/d, down 7% from the third quarter due to lower operator activity levels at the end of the year.
Fourth-quarter 2019 revenue totaled $191 million, up 12% compared to the third quarter. An increase in revenue from gathering and crude oil sales was partially offset by lower fresh water delivery revenue and lower equity method income from investments. Fourth-quarter 2019 net income and Adjusted EBITDA attributable to the Partnership were impacted by a $10 million EBITDA loss on EPIC interim oil service due to lower than forecasted interim service volumes and realized tariffs, as well as other one-time accruals.
Maintenance capital expenditures attributable to the Partnership totaled $7.0 million during the fourth-quarter 2019. Along with the strong operational performance, this resulted in DCF attributable to the Partnership of $65 million and a Distribution Coverage Ratio of 1.1x, or 1.3x pro-forma for the acquisition.
Enhanced Capital Efficiency
Capital expenditures in the fourth quarter primarily reflected spending for customer well connections in the DJ Basin and Delaware Basin. Fourth-quarter gross capital expenditures of $67 million and capital expenditures attributable to the Partnership of $48 million were below guidance and reflect 2019's progress on reduced costs and increased capital efficiency through contracting practices, pipeline installation costs, and the use of existing facility and infrastructure.
The Partnership contributed $105 million to equity investments during fourth-quarter 2019 at the low end of guidance. This primarily included capital contributions of $83 million related to the EPIC Crude, $3 million for the EPIC Y-Grade, and $19 million for the Delaware Crossing joint ventures.

			4Q 2019 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership**	Gross	Net
Colorado River	DJ	100%	$7	$7
Green River	DJ	25%	$13	$9
Laramie River *	DJ	100%	$33	$21
Blanco River	Delaware	40%	$10	$7
Trinity River	Delaware	100%	$4	$4
Total Capital Expenditures			$67	$48
Additions to Equity Investments			$105	$105
Capital Expenditures and Investments			$172	$153

*	Includes capital expenditures for Black Diamond, in which Noble Midstream owns 54.4%
** As of November 15, 2019, all DevCo interests increased to 100%
Continued DJ Basin Activity
In the Partnership's wholly-owned DJ Basin assets, oil and gas gathering throughput was 166 MBoe/d, up 3% sequentially. Average produced water volumes of 37 MBw/d were down from 42 MBw/d in the third-quarter 2019. The Partnership connected 37 wells in the fourth quarter, including 25 Noble Energy wells, focused in East Pony and Wells Ranch. Completion activity in the Mustang development area resumed in the fourth-quarter 2019. The Partnership delivered fresh water volumes of 126 MBw/d to two crews during the quarter. In 2020, the fresh water minimum volume commitment at Wells Ranch will increase from 50 MBw/d to 60 MBw/d, effective through 2021.
Fourth-quarter 2019 Black Diamond oil gathering and sales volumes averaged 103 thousand barrels of oil per day (MBo/d), up 12% from the third-quarter 2019. The Partnership connected a combined 35 wells during the fourth quarter on Black Diamond's gathering system, lower than the prior quarter due to timing of pad completions. As a result, the Partnership expects the first-quarter 2020 volumes to trend lower before inflecting mid-year 2020.
Increasing Third-Party Volumes in the Delaware Basin
In the Delaware Basin, oil and gas gathering throughput was a record 85 MBoe/d of oil and gas during fourth-quarter 2019, up 13% sequentially. Produced water gathering volumes were also up more than 25% on a sequential basis. The growth in gathering throughput reflects 15 new well connections during the quarter, including 2 third-party customer wells. Volumes also reflect contributions from nine third-party wells that came online on the last day of the third-quarter 2019. The Partnership completed 11 third-party well connections in the second half of 2019, compared to two in the first half of the year. In 2020, third-party volume contribution is expected to approach 10% to 15% of total Delaware Basin volumes.
Fourth-quarter 2019 volumes on the Advantage Pipeline system totaled 80 MBo/d, compared to 70 MBo/d during the third quarter. The Partnership expects 2020 annual volumes to remain flat with the partner on the pipeline returning to match volumes late in the fourth quarter.
Permian Basin Equity Investments Nearing Completion
EPIC interim crude service first oil volumes were transported in July and increased in the back half of 2019 on the EPIC Y-Grade pipeline via the Advantage Crane West interconnect. While lower-than-expected tariffs and utilization rates impacted financials in fourth-quarter 2019, the Partnership expects an improvement from interim service in first-quarter 2020.
The Delaware Crossing JV construction is progressing as planned with the completion of the Wink crude terminal during the quarter. The Partnership assumed operatorship during the fourth quarter and is currently transporting dedicated volumes on the northern portion of the pipeline. The Liberty Terminal is more than 90% complete and the 16-inch mainline connecting the two terminals is beginning line fill later this month. Associated gathering projects are progressing as planned. All core infrastructure construction was completed in early January 2020.
Balance Sheet Management while Executing Growth Opportunities
As of December 31, 2019, the Partnership had $13 million in cash on hand. During the quarter, Noble Midstream exercised the $350 million accordion feature on its unsecured revolving credit facility, expanding the facility to $1.15 billion and increasing liquidity at year end 2019 to $568 million.
The balance of the preferred equity commitment for the EPIC Crude pipeline was $106 million at the end of the fourth quarter, up from $103 million in the third quarter.
Quarterly Distribution Realigned with Current Market Environment
Concurrent with the IDR simplification and acquisition during the quarter, Noble Midstream has restated its distribution growth rate from 20% to 10% per unit.

As a result, on January 23, 2020, the board of directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a fourth quarter cash distribution of $0.6878 per unit, a 17% increase from the fourth quarter 2018 and a 2.4% sequential increase.
Reduced Full-Year 2020 Capital Outlook on Continued Capital Efficiency Gains
Noble Midstream expects 2020 organic capital expenditures of  $190 to $230 million. The Partnership has lowered previously-issued full-year 2020 organic net capital expectations by 25%, due to 2019 progress on sustainable costs savings and better line of sight to customer activity.
In addition, Noble Midstream expects combined equity investments of $220 to $260 million, including the Saddlehorn commitment. This is an increase to 2020 guidance as a result of scope changes, phasing of investments from 2019 to 2020, and cost assumptions to complete the projects.
First-quarter 2020 organic net capital expectations are $60 to $70 million and equity investment capital expectations are $180 to $220 million. The Partnership's 2020 gross total capital expectations are expected to decrease more than 50% annually as continued efficiencies are realized within core operating areas and equity investments start up in the first half of the year.
2020 gathering throughput growth will be driven by Mustang and Wells Ranch in the DJ Basin, as well as additional completion activity in the Delaware Basin. The Partnership expects to connect more than 500 wells in 2020. Noble Midstream anticipates 348 to 377 MBoe/d 2020 gross oil and gas gathering and sales volumes, up 13% annually. In 2020, the Partnership expects 160 to 170 well connections in the wholly-owned DJ Basin assets. We anticipate 110 to 120 Noble Energy connections, driven mostly by Mustang with 80 to 90 wells online and Wells Ranch with 20 to 30 wells. Activity is expected to pick up in Mustang in first-quarter 2020 with 10 to 14 connections. Completion activity is expected to increase in 2020 on Black Diamond with 250 to 300 well connections.
In the Delaware Basin, the Partnership anticipates similar activity levels to 2019 with 60 to 75 well connections, including 10 to 15 third-party wells. Overall, the 2020 connection schedule in the Delaware and DJ Basin will be more weighted to the second and third-quarter 2020 and drive a second-half volume ramp.

Produced water gathering throughput is anticipated to be 185 to 205 MBw/d, a slight increase to 2019 volumes. These volumes have been adjusted due to accounting changes on the commercial terms of certain produced water assets in the Permian Basin.
Full-year 2020 Adjusted EBITDA attributable to the Partnership is anticipated to be $500 million to $540 million, compared to prior guidance of $500 million to $560 million. This update reflects better visibility into operator activity and forecasts in the DJ and Delaware Basin as well as deferred capital projects.
First-quarter 2020 Adjusted EBITDA attributable to the Partnership is expected to increase to a range of $94 to $101 million. Full-year 2020 Distribution Coverage Ratio remains unchanged at 1.2x to 1.4x. First-quarter 2020 fresh water delivery volumes are anticipated to be 210 to 230 MBw/d. The Partnership expects fresh water delivered volumes to increase in first-half 2020 as completion activity resumes.
Noble Midstream expects to delever through 2020 as equity investment projects generate income and anticipates Net Debt to Trailing 12 Month (TTM) 2020 EBITDA of 3.3x to 3.7x.
Conference Call
Noble Midstream will host a webcast and conference call today at 10:30 a.m. Central Time to discuss fourth quarter and full year 2019 financial and operational results as well as 2020 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 6304607. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream Partners
Noble Midstream is a growth-oriented Delaware master limited partnership formed by Noble Energy, to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statements

This news release contains certain “forward-looking statements” within the meaning of federal securities law.
Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the Partnership's customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the ability of third parties to complete construction of pipelines in which the Partnership holds equity interests on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Park Carrere
Investor Relations
(281) 872-3208
park.carrere@nblenergy.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
DJ Basin
Crude Oil Sales Volumes (Bbl/d)	10,935	6,027	9,354	6,129
Crude Oil Gathering Volumes (Bbl/d)	190,216	184,246	182,121	143,095
Natural Gas Gathering Volumes (MMBtu/d)	531,559	351,717	476,605	308,929
Natural Gas Processing Volumes (MMBtu/d)	47,712	59,076	50,039	61,766
Produced Water Gathering Volumes (Bbl/d)	37,122	39,611	39,629	29,903
Fresh Water Delivery Volumes (Bbl/d)	125,823	179,653	164,524	175,754

Delaware Basin
Crude Oil Gathering Volumes (Bbl/d)	59,671	47,266	49,842	34,032
Natural Gas Gathering Volumes (MMBtu/d)	200,491	120,556	155,155	78,875
Produced Water Gathering Volumes (Bbl/d)	181,581	121,852	148,886	91,312

Total Gathering Systems
Crude Oil Sales Volumes (Bbl/d)	10,935	6,027	9,354	6,129
Crude Oil Gathering Volumes (Bbl/d)	249,887	231,512	231,963	177,127
Natural Gas Gathering Volumes (MMBtu/d)	732,050	472,273	631,760	387,804
Total Barrels of Oil Equivalent (Boe/d)	354,675	298,087	322,312	232,974
Natural Gas Processing Volumes (MMBtu/d)	47,712	59,076	50,039	61,766
Produced Water Gathering Volumes (Bbl/d)	218,703	161,463	188,515	121,215

Total Fresh Water Delivery
Fresh Water Services Volumes (Bbl/d)	125,823	179,653	164,524	175,754

Schedule 2
Noble Midstream Partners LP
Consolidated Statements of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Midstream Services Revenues
Gathering and Processing — Affiliate	$92,985	$76,660	$337,086	$265,505
Gathering and Processing — Third Party	22,381	20,779	76,645	54,017
Fresh Water Delivery — Affiliate	10,765	12,492	77,566	69,266
Fresh Water Delivery — Third Party	4,196	6,413	12,591	19,345
Crude Oil Sales — Third Party	57,938	31,709	189,772	141,490
Other — Affiliate	790	996	3,183	3,976
Other — Third Party	1,710	2,101	6,958	5,136
Total Midstream Services Revenues	190,765	151,150	703,801	558,735
Costs and Expenses
Cost of Crude Oil Sales	56,173	30,538	181,390	136,368
Direct Operating	27,763	27,209	116,675	95,852
Depreciation and Amortization	25,396	22,815	96,981	79,568
General and Administrative	11,789	5,014	25,777	25,910
Other Operating Expense	—	1,806	(488)	2,159
Total Operating Expenses	121,121	87,382	420,335	339,857
Operating Income	69,644	63,768	283,466	218,878
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	4,734	4,261	16,236	10,447
Investment Loss (Income)	12,720	(5,464)	17,748	(16,289)
Total Other (Income) Expense	17,454	(1,203)	33,984	(5,842)
Income Before Income Taxes	52,190	64,971	249,482	224,720
Income Tax Provision	796	1,946	4,015	8,001
Net Income	51,394	63,025	245,467	216,719
Less: Net Income Prior to the Drop-Down and Simplification	1,692	6,430	12,929	27,843
Net Income Subsequent to the Drop-Down and Simplification	49,702	56,595	232,538	188,876
Less: Net Income Attributable to Noncontrolling Interests	10,306	14,423	72,542	26,142
Net Income Attributable to Noble Midstream Partners LP	39,396	42,172	159,996	162,734
Less: Net Income Attributable to Incentive Distribution Rights	—	2,421	13,967	5,836
Net Income Attributable to Limited Partners	$39,396	$39,751	$146,029	$156,898

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic
Common Units	$0.65	$1.00	$3.09	$3.96
Subordinated Units	$—	$1.00	$3.86	$3.96

Net Income Attributable to Limited Partners Per Limited Partner Unit — Diluted
Common Units	$0.65	$1.00	$3.08	$3.96
Subordinated Units	$—	$1.00	$3.86	$3.96

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	60,431	23,688	40,083	23,686
Subordinated Units	—	15,903	5,795	15,903

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	60,454	23,703	40,105	23,701
Subordinated Units	—	15,903	5,795	15,903

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and Cash Equivalents	$12,676	$14,761
Accounts Receivable — Affiliate	42,428	41,812
Accounts Receivable — Third Party	44,093	23,459
Other Current Assets	8,730	5,875
Total Current Assets	107,927	85,907
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	2,006,995	1,752,122
Less: Accumulated Depreciation and Amortization	(244,038)	(181,199)
Total Property, Plant and Equipment, Net	1,762,957	1,570,923
Investments	660,778	82,317
Intangible Assets, Net	277,900	310,202
Goodwill	109,734	109,734
Other Noncurrent Assets	6,786	33,095
Total Assets	$2,926,082	$2,192,178
LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current Liabilities
Accounts Payable — Affiliate	$8,155	$7,182
Accounts Payable — Trade	107,705	94,265
Other Current Liabilities	11,680	13,790
Total Current Liabilities	127,540	115,237
Long-Term Liabilities
Long-Term Debt	1,495,679	559,021
Asset Retirement Obligations	37,842	30,533
Other Long-Term Liabilities	4,160	832
Total Liabilities	1,665,221	705,623
Mezzanine Equity
Redeemable Noncontrolling Interest, Net	106,005	—
Equity
Parent Net Investment	—	170,322
Partners’ Equity
Limited Partner
Common Units (90,136 and 23,759 units outstanding, respectively)	813,999	699,866
Subordinated Units (15,903 units outstanding as of December 31, 2018)	—	(130,207)
General Partner	—	2,421
Total Partners’ Equity and Parent Net Investment	813,999	742,402
Noncontrolling Interests	340,857	744,153
Total Equity	1,154,856	1,486,555
Total Liabilities, Mezzanine Equity and Equity	$2,926,082	$2,192,178

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
As a result of our increased investment in midstream entities during first quarter 2019, we have refined our presentation of Adjusted EBITDA to adjust for items with respect to our equity method investments. We now define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses, unit-based compensation and certain other items that we do not view as indicative of our ongoing performance. Additionally, Adjusted EBITDA reflects the adjusted earnings impact of our equity method investments by adjusting our equity earnings or losses from our equity method investments to reflect our proportionate share of the EBITDA of such equity method investments. The tables below also reflect Adjusted EBITDA prior to Drop-Down and Simplification Transaction. Prior period Adjusted EBITDA has been reclassified to conform to the current period presentation.
Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
As a result of our increased investment in midstream entities during first quarter 2019, we have also refined our presentation of distributable cash flow to adjust for items with respect to our equity method investments. We now define distributable cash flow as Adjusted EBITDA plus distributions received from our equity method investments less our proportionate share of Adjusted EBITDA from such equity method investments, estimated maintenance capital expenditures and cash interest paid. The tables below also reflect Adjusted EBITDA prior to Drop-Down and Simplification Transaction. Prior period distributable cash flow has been reclassified to conform to the current period presentation.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended December 31,
	2019	2018
Reconciliation from Net Income (GAAP)
Net Income (GAAP)	$51,394	$63,025
Add:
Depreciation and Amortization	25,396	22,815
Interest Expense, Net of Amount Capitalized	4,734	4,261
Tax Provision	796	1,946
Transaction and Integration Expenses	6,163	52
Proportionate Share of Equity Method Investment EBITDA Adjustments	6,330	(221)
Unit-Based Compensation and Other	369	1,335
Adjusted EBITDA (Non-GAAP)	95,182	93,213
Less:
Adjusted EBITDA Prior to Drop-Down and Simplification Transaction	4,593	11,892
Adjusted EBITDA subsequent to Drop-Down and Simplification Transaction (Non-GAAP)	90,589	81,321
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	17,202	22,393
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	73,387	58,928
Add:
Distribution from Equity Method Investments	1,480	2,900
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	(7,247)	4,090
Cash Interest Paid	9,772	5,065
Maintenance Capital Expenditures	7,011	5,721
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$65,331	$46,952
Distributions (Declared)	$62,004	$25,613
Distribution Coverage Ratio (Declared)	1.1x	1.8x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to
Adjusted EBITDA (Non-GAAP) and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended December 31,
	2019	2018
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$95,106	$85,608
Add:
Interest Expense, Net of Amount Capitalized	4,734	4,272
Changes in Operating Assets and Liabilities	(5,261)	7,526
Transaction and Integration Expenses	6,163	52
Equity Method Investment EBITDA Adjustments	(8,729)	(1,609)
Other Adjustments	3,169	(2,636)
Adjusted EBITDA (Non-GAAP)	95,182	$93,213
Less:
Adjusted EBITDA Prior to Drop-Down and Simplification Transaction	4,593	11,892
Adjusted EBITDA subsequent to Drop-Down and Simplification Transaction (Non-GAAP)	90,589	81,321
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	17,202	22,393
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	73,387	58,928
Add:
Distribution from Equity Method Investments	1,480	2,900
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	(7,247)	4,090
Cash Interest Paid	9,772	5,065
Maintenance Capital Expenditures	7,011	5,721
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$65,331	$46,952
Distributions (Declared)	$62,004	$25,613
Distribution Coverage Ratio (Declared)	1.1x	1.8x